Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CH2M HILL COMPANIES, LTD.

Article 1.               NAME

The name of this corporation is CH2M HILL Companies, Ltd.

Article 2.               REGISTERED OFFICE AND AGENT

The address of this Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of this Corporation’s registered agent at such address is The Corporation Trust Company.

Article 3.               PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.  The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4.               CAPITAL STOCK AND ISSUANCE OF SECURITIES

4.1.     Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 150,000,000 of which 100,000,000 of such shares shall be Common Stock having a par value of $.01 per share (the “Common Stock”), and 50,000,000 of such shares shall be Preferred Stock, having a par value of $.01 per share (the “Preferred Stock”).

4.2.     Common Stock

4.2.1.      Relative Rights

The Common Stock shall be subject to all of the rights, privileges, preferences and priorities set forth in this Certificate of Incorporation.  Each share of the Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of the Common Stock.

4.2.2.      Dividends

Subject to any rights to receive dividends to which the holders of the shares of any other class or series of stock may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from any funds legally available therefor.  Any dividends on the Common Stock will not be cumulative.

4.2.3.      Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall be entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4.      Voting Rights

Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his or her name on the books of the Corporation on all matters on which stockholders generally are entitled to vote; provided, however, that the voting rights of Common Stock are denied to any stockholder while such stock is held or has been acquired by such stockholder in violation of any provision of this Certificate of Incorporation, the Bylaws, any stockholders’ agreement, benefit plan, any other Corporation document or policy, or applicable law; and provided further, however, that, except as otherwise required by law, holders of Common Stock, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the Delaware General Corporation Law.  Each holder of shares of the Common Stock may exercise its vote either in person or by proxy.

4.2.5.      No Consent of Stockholders in Lieu of Meeting

Actions required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may not be taken by written consent of stockholders in lieu of a meeting.

4.3.         Restriction on Sales

4.3.1.      Transfer by Corporation.  Unless (i) approved by the Board of Directors and a majority of shares entitled to vote and represented at a meeting of stockholders, or  (ii) as otherwise provided in this Article 4, the Corporation shall not sell, assign, pledge, transfer or otherwise dispose of or encumber (collectively, a “Transfer”) any of its Common Stock, directly or indirectly (including through an employee benefit trust), to any person other than an employee or director of, or consultant to, the Corporation or any of its affiliates.

4.3.2.      Transfer by Holders.  Except for sales in the limited market maintained by the Corporation and as provided for in the Bylaws, no holder of shares of Common Stock may Transfer any shares of Common Stock without the prior written approval of the Corporation, and any attempt to Transfer such shares without such prior approval shall be null and void.  All shares Transferred with the Corporation’s prior written approval pursuant to this Section 4.3.2 and the Bylaws shall continue to be subject to this Article 4 and the Bylaws, further transfers of the shares can be made only in accordance with this Article 4 and the Bylaws, and each transferee is required to execute an agreement to be bound by the terms of this Article 4 and the Bylaws.

4.4.     Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this  Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing certificates of designations pursuant to the Delaware General Corporation Law, for the issuance of shares of the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series of the Preferred Stock and to fix the qualifications, limitations or restrictions thereof.

4.4.1.      Authority.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1)  the number of shares constituting that series and the distinctive designation of that series;

(2)  the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)  whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)  whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)  whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)  whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)  the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series as the Board of Directors shall determine.

4.5.     No Preemptive Rights

No stockholder of this Corporation shall have any preemptive rights to purchase any shares to be sold or issued by the Corporation, either of the presently existing classes or a class established in the future whether the issuance be as original sale or distribution or sale or distribution of treasury stock.

4.6.         Corporation’s Right to Repurchase

This Corporation shall have the right to purchase, take, receive, or otherwise acquire its own stock to the extent and in any manner allowed under applicable law.

Article 5.               BOARD OF DIRECTORS

5.1.         Number

Except as otherwise provided in Section 5.6, the number of directors of the Corporation shall be fixed by the Board of Directors in the manner provided in the Bylaws.  Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.  Each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

5.2.         Election

5.2.1.      Vote Required.    Each nominee for director shall be elected in the manner provided in the Bylaws of the Corporation.

5.2.2.      Notice.    Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

5.3.          Composition

The Board of Directors shall determine from time to time the number of directors who shall be employees of the Corporation and the number of directors who shall be outside directors, provided that employees of the Corporation shall constitute a majority of the Board of Directors at all times.

5.4.         Classification, Terms, and Vacancies

5.4.1.      Classes and Terms.    The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock (the “Preferred Stock Directors”)) shall be divided into two classes, as nearly equal in number as possible, designated Class I and Class II. Class I directors shall initially serve until the 2012 annual meeting of the stockholders, and Class II directors shall initially serve until the 2013 annual meeting of the stockholders.  Commencing with the 2012 annual meeting of the stockholders, directors of each class shall be elected to hold office for a two-year term and until the election and qualification of their respective successors in office. Notwithstanding the foregoing, a director shall cease to serve on the Board when his or her term expires; provided that if there are no directors remaining on the Board upon expiration of the term, such director shall continue to serve until his or her successor is duly elected and qualified.  In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

5.4.2.      Vacancies.    Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of directors, and upon re-election by the stockholders or upon election of a new director to succeed such appointed director, such re-elected or newly elected director shall serve a term that ends at the next election of the class for which such director shall have initially been chosen, and until his or her successor shall be elected and qualified. In filling vacancies, the Board of Directors shall not appoint any director who failed to receive a majority of the votes cast at the last meeting of the stockholders at which directors were elected.

5.4.3.      No decrease in the authorized number of directors shall shorten the term of any incumbent director.

5.4.4.      The Board of Directors shall initially be classified, effective upon the filing and effectiveness of this Certificate of Incorporation, as set forth below:

Class I Directors

Manuel Ernesto Aguirre

Robert Bailey

Jerry Geist

Chad Holliday

Georgia Nelson

Nancy Tuor

Barry Williams

Class II Directors

Robert Card

Michael Lucki

Lee McIntire

Mike McKelvy

Jacqueline Rast

[Open Outside Director Position]

5.5.         Removal

No director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors, any such director of the Corporation so elected may be removed in accordance with the provisions of this Certificate of Incorporation (including any certificate of designations relation to any series of Preferred Stock) or the resolutions of the Board of Directors establishing such series of Preferred Stock.

5.6.         Preferred Stock Directors

5.6.1.      During any period when the holders of any series of Preferred Stock have the right to elect additional directors, upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal.

5.6.2.      Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

5.7.         Powers

Except as otherwise expressly provided by the Delaware General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by, or under the direction of, its Board of Directors.

5.8.         Expanded Constituency

To the fullest extent permitted by law, the Board of Directors, in discharging its duties, may consider both the short term and long term interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation’s stockholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent.

Article 6.  LIABILITY OF DIRECTORS AND INDEMNIFICATION

6.1.         Limitation of Liability

To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Article 6.1 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.  If the General Corporation Law of the State of Delaware is amended to further eliminate or limit the personal liability of directors, then the liability of the directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

6.2.         Indemnification

The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all of its directors under the Delaware General Corporation Law from and against any and all of the expenses, judgments, fines, amounts paid in settlement, liabilities or other matters referred to in or covered by the Delaware General Corporation Law (including for actions of any such director in the capacity of an officer of the Corporation, if applicable), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such persons official capacity and as to action by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, while holding such office, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person.

6.3.         Amendment or Repeal.

Any amendment, alteration or repeal of this Article 6 or the Delaware General Corporation Law that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Article 7.               AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 8.               INCORPORATOR

The incorporator for the Corporation is Margaret B. McLean, whose mailing address is 9191 S. Jamaica Street, Englewood, Colorado  80112.  The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.  The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation in the classes set forth in Section 5.4.4 of Article 5 are as follows:

Manuel Ernesto Aguirre, 9191 S. Jamaica Street, Englewood, Colorado  80112

Robert Bailey, 9191 S. Jamaica Street, Englewood, Colorado  80112

Jerry Geist, 9191 S. Jamaica Street, Englewood, Colorado  80112

Chad Holliday, 9191 S. Jamaica Street, Englewood, Colorado  80112

Georgia Nelson, 9191 S. Jamaica Street, Englewood, Colorado  80112

Nancy Tuor, 9191 S. Jamaica Street, Englewood, Colorado  80112

Barry Williams, 9191 S. Jamaica Street, Englewood, Colorado  80112

Robert Card, 9191 S. Jamaica Street, Englewood, Colorado  80112

Michael Lucki, 9191 S. Jamaica Street, Englewood, Colorado  80112

Lee McIntire, 9191 S. Jamaica Street, Englewood, Colorado  80112

Mike McKelvy, 9191 S. Jamaica Street, Englewood, Colorado  80112

Jacqueline Rast, 9191 S. Jamaica Street, Englewood, Colorado  80112

Article 9.               RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this  Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this  Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 9.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 1st day of July, 2011.

CH2M HILL COMPANIES, LTD.

By:	/s/ Margaret B. McLean
Name: Margaret B. McLean, Incorporator